ESCROW AGREEMENT

        ESCROW AGREEMENT dated this day of ________ 1999, by and among Continental Choice Care, Inc., a New Jersey corporation ("CCCI"), all holders of the common stock of TelaLink Network, Ltd., a Delaware corporation ("TelaLink"), and Reed Smith Shaw & McClay LLP which maintains an office at One Riverfront Plaza, Newark, New Jersey 07102 (the "Escrow Agent").

                              W I T N E S S E T H:

        WHEREAS, CCCI and TelaLink are parties to an Agreement and Plan of Merger dated February 5, 1999, (the "Merger Agreement") pursuant to which TelaLink will be merged with and into a wholly-owned subsidiary of CCCI (the "Merger"); and the stockholders of TelaLink will receive common stock of CCCI (the "CCCI Common Stock") as consideration for their shares of TelaLink surrendered in the Merger; and

        WHEREAS, all shareholders of TelaLink holding common stock of TelaLink on the date of the execution of the Merger Agreement ("Target Stockholders") have agreed to accept a portion of their Merger consideration pending the satisfaction of certain conditions set forth in this Escrow Agreement; and

        WHEREAS, at the effective time of the Merger the Target Stockholders will receive in the aggregate 1,040,000 shares of CCCI Common Stock, to be distributed among them on a pro rata basis; and

        WHEREAS, holders of TelaLink Series A Preferred Stock will receive in the aggregate 600,000 shares of CCCI Common Stock in the Merger, but will not receive any additional shares pursuant to this agreement; and

        WHEREAS, upon the consummation of the Merger CCCI will issue 1,540,000 shares of common stock ("Escrow Stock") at the closing of the Merger, such Escrow Stock to be held in escrow under the terms of this Agreement (the "Escrow"); and

        WHEREAS, upon the release of the Initial Escrow Shares (as defined herein), if any, from the Escrow, CCCI shall issue an additional 260,000 shares of CCCI Common Stock (the "Additional Shares") pursuant to Section 2.2(b) of the Merger Agreement to the Target Stockholders; and

        NOW THEREFORE, for and in consideration of the foregoing premises, the respective agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

        1. Escrow Stock. CCCI hereby deposits the Escrow Stock, registered in the respective names of the Target Stockholders, with the Escrow Agent to be held and disbursed by

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the Escrow Agent in accordance with the terms hereof. The Escrow Agent acknowledges receipt of the Escrow Stock.

        2. Holding of the Escrow Stock. The Escrow Agent shall hold the Escrow Stock in a separate safe deposit box specifically registered so as to indicate the capacity in which such Escrow Stock is held by the Escrow Agent or in such other manner as shall properly protect the interests of the parties.

        3.     Disbursement of Escrow Stock.

              (a) The Escrow Agent will hold the Escrow Stock in accordance herewith until the earlier of either: (i) the completion of the conditions for release described in paragraph 3(b) or (ii) June 30, 2001. In the event the conditions for release are, in the determination of CCCI, fully satisfied then CCCI shall give written notice thereof to the Escrow Agent at a reasonably prompt time thereafter. Within ten (10) days after receipt of such notice, the Escrow Agent shall deliver to the Target Stockholders the Escrow Stock.

              (b) (i) 640,000 shares of the Escrow Stock (the "Initial Escrow Shares") shall be released to the Target Stockholders, if, on or before December 31, 1999, the Closing Price, as hereinafter defined, of CCCI equals or exceeds $10.00 per share for a period of twenty (20) consecutive trading days and, as of December 31, 1999, CCCI shall have Earnings, as hereinafter defined, of $4,500,000. For purposes of this Agreement, the term "Closing Price" shall mean the closing bid price of CCCI Common Stock, if listed in the over-the-counter market or the closing sale price if listed on the Nasdaq Small-Cap Market, the Nasdaq National Market or a national securities exchange.

                  For purposes of this Agreement, the term "Earnings" shall mean pro forma earnings before accounting for interest, taxes, depreciation and amortization ("EBITDA") calculated on an annualized basis by multiplying EBITDA for the last month of the relevant measurement period by twelve (12). The calculation of Earnings shall include only the results of operations of TNL Acquisition, Inc. following the closing of the Merger and shall exclude any charges to earnings resulting solely from the release of the Escrow Stock. Acquisitions which have been closed pending only state or local regulatory approval shall be included in the calculation of Earnings solely to the extent all regulatory approvals in respect of the acquisitions are obtained within six months of such closing. In the event there is no interim closing, the date of the final closing shall control.

                  (ii) In the event the Initial Escrow Shares shall not have been released pursuant to Paragraph 3(b)(i), above, the Initial Escrow Shares shall thereafter be released to the Target Stockholders only if, on or before June 30, 2000, CCCI Common Stock shall have traded at a Closing Price equal to or greater than $12.50 per share for a period of twenty consecutive trading days and CCCI shall have Earnings of $9,000,000 as of June 30, 2000.

                  (iii) In the event the Initial Escrow Shares shall not have been released pursuant to Paragraph 3(b)(i) or Paragraph 3(b)(ii), above, the Initial Escrow Shares shall be released to the Target Stockholders only if, on or before December 31, 2000, CCCI Common Stock shall have traded at a Closing price equal to or greater than $15.00 per share for a period of twenty consecutive trading days and CCCI shall have Earnings of $20,000,000. In the event the Initial Escrow Shares shall not have been released pursuant to Paragraph 3(b)(i) or 3(b)(ii), above, or this Paragraph 3(b)(iii), the Initial Escrow Shares shall be returned to CCCI's treasury and neither TelaLink nor the Target Stockholders shall have any right thereto or interest therein.

                      (iv) The 900,000 CCCI Shares held pursuant to the Escrow, other than the Initial Escrow Shares (the "Final Escrow Shares"), shall be released to the Target Stockholders only if, on or before December 31, 2000 CCCI Common Stock shall have traded at a Closing Price equal to or greater than $15.00 per share for a period of twenty consecutive trading days or CCCI shall have Earnings of $20,000,000. In the event the Final Escrow Shares shall not have been released on or before December 31, 2000 pursuant to this Paragraph 3(b)(iv), said shares shall be returned to CCCI's treasury and neither TelaLink nor the Target Stockholders shall have any right thereto or interest therein.

                      (v) Notwithstanding any contrary provision contained in this Section, the Initial Escrow Shares and the Final Escrow Shares to be released, if any, shall not be released prior to the completion of the audit of CCCI's financial statements for the applicable calculation period set forth in this Paragraph 3(b). The Escrow Shares shall, during the term of the Escrow, be subject to standard anti-dilution provisions relating to stock splits, reverse stock splits and similar corporate actions and relating to share conversions, exchanges and similar events resulting from mergers and like transactions.

                      (vi) Notwithstanding any contrary provision contained in this Section 3, in the event (i) the Initial Escrow Shares are released from the Escrow to the Target Stockholders pursuant to any of the foregoing provisions of Sections 3(b)(i) through 3(b)(iii), inclusive, and (ii) 121 days or more following the release of the Initial Escrow Shares, the Escrow Agent shall receive an affidavit executed by Mr. Frank DeLape or Mr. Harry Bennett stating that CCCI is required to issue the Additional Shares pursuant to Section 2.2(b) of the Merger Agreement, that CCCI has not so issued the Additional Shares within 120 days of the release of the Initial Escrow Shares to the Target Stockholders and that the parties of the Merger Agreement other than Techtron are in compliance with the requirements of Section 2.2(b) of the Merger Agreement, the Escrow Agent shall promptly give written notice to CCCI and to Alvin S. Trenk or Steven L. Trenk, personally, that the Escrow Agent intends to release the Final Escrow Shares to the Target Stockholders. In the event CCCI or said individuals shall not provide reasonable proof to the Escrow Agent that the Additional Shares have been issued or that there has not been compliance with the requirements of Section 2.2 of the Merger Agreement within ten days of the delivery of notice by the Escrow Agent, the conditions contained in Section 3(b)(iv) of this Agreement to the release of the Final Escrow Shares shall be deemed to have been met and the Escrow Agent shall promptly deliver the Final Escrow Shares to the Target Stockholders.

        4. Event of Dispute. In the event of any dispute relating hereto, the parties shall each have the right to give written notice of the dispute to the Escrow Agent. Upon written notice of such dispute, or upon the Escrow Agent's own initiative, the Escrow Agent is authorized and directed to tender unto the registry or custody of an appropriate court or arbitrator all Escrow Stock together with such legal pleadings, demands, notices and documents as it deems appropriate, and thereupon be discharged, whereupon the court or arbitrator to which the Escrow Agent tendered the Escrow Stock shall have exclusive jurisdiction to disburse the Escrow Stock and resolve all disputes. The fees and expenses of the Escrow Agent acting solely in that capacity in connection with any such action shall be borne equally by CCCI and the TelaLink common stockholders.

        5. Duties of Escrow Agent. The parties hereto covenant and agree that in performing any of its duties under this Agreement, the Escrow Agent shall not be liable for any loss, costs or damage which it may incur as a result of serving as Escrow Agent hereunder, except for any loss, costs or damage arising out of its willful default or gross negligence. Specifically, Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith with respect to any questions relating to its duties and responsibilities hereunder, or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice of instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

        6. Resignation of Escrow Agent. The Escrow Agent may, at any time prior to the receipt by the Escrow Agent of a written notice of dispute from either of the parties, resign as Escrow Agent in accordance with the following sentence. Such resignation shall be permissible and effective upon the delivery of the Escrow Stock by the Escrow Agent to a bank or attorney as shall be chosen by the Escrow Agent or mutually agreed to by CCCI and the TelaLink common stockholders, upon acceptance of the Escrow Stock by such successor, which successor shall agree to be bound by the terms of this Agreement.

        7. Miscellaneous.

           (a) This Escrow Agreement shall be construed by and governed in accordance with the laws of the State of New Jersey.

           (b) This Escrow Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.

           (c) This Escrow Agreement may be executed in one or more counterparts, but all such counterparts shall constitute but one and the same instrument.

           (d) Section headings contained in this Escrow Agreement have been inserted for reference purposes only, and shall not be construed as part of this Escrow Agreement.

           (e) All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered, sent via facsimile followed by first class mail or mailed, registered or certified mail, postage prepaid to the parties as referenced herein, at their respective addresses set forth above.

           (f) The parties hereby agree that the terms of this Agreement and all other agreements incident thereto in connection therewith shall be deemed confidential and treated as such by all parties including all of the employees, representatives, and agents of CCCI and all of its affiliates and related parties.

           (g) All schedules, exhibits and annexes and the preamble to this Agreement are incorporated herein by this reference.

        IN WITNESS WHEREOF, the undersigned, each duly authorized, have caused this instrument to be duly executed as of the date first above written.

CONTINENTAL CHOICE CARE, INC.


By:
    -------------------------------
    Steven  L. Trenk, President

REED SMITH SHAW & McCLAY LLP


By:
    -------------------------------
    Gerard S. DiFiore, Esq.

ALL HOLDERS OF THE COMMON STOCK OF TELALINK NETWORK, LTD.


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